Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCQB: RESX

RestorGenex Reports
Third Quarter 2014 Financial Results

Buffalo Grove, Illinois (November 12, 2014) - RestorGenex Corporation (OTCQB: RESX), a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health, today reported on its cash balance as of September 30, 2014 and its financial results for the third quarter of 2014.

The Company’s cash and cash equivalents as of September 30, 2014 were approximately $23.8 million.  RestorGenex incurred a net loss of approximately $3.5 million or $(0.18) per share for the quarter ended September 30, 2014, compared to a net loss of $1.5 million or $(0.37) per share for the same period in 2013.  The increase in the net loss was due primarily to higher expenses in 2014 associated with the Company’s research and development efforts to advance its technologies and products.

The Company has no long-term debt.  In July 2014, RestorGenex closed its fifth and final round of a private placement of common shares with gross proceeds to the Company of $35.6 million and net proceeds of approximately $31.3 million, after deduction for placement agent fees, estimated offering expenses and certain accounts payable.

About RestorGenex Corporation

RestorGenex Corporation is a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health. The Company is reviewing and intends to continue to review its products and technologies.  The Company’s prescription dermatology business primarily is based upon Company compounds under development for the treatment of keloid scarring and androgen excess, e.g. acne and hirsutism (unwanted excess hair).  The Company’s ophthalmology product, RES-529, will target age-related macular degeneration, based on inhibition of the PI3K/Akt/mTOR pathway.  The Company’s prescription women’s health business is based upon a “soft” estrogen compound under development for vulvar and vaginal atrophy (VVA), a condition affecting peri- and post-menopausal women due to declining levels of estrogen. www.restorgenex.com

Contact:

RestorGenex Corporation

Tim Boris, 805-229-1829

tboris@restorgenex.com